Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin / Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR ANNOUNCES PRELIMINARY COMPARABLE STORE SALES FOR THE HOLIDAY PERIOD

Announces Participation in ICR XChange and Cowen & Company Consumer Conferences

ST. LOUIS, Mo., January 10, 2008 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced for the nine week holiday sales period ended January 5, 2008, net sales decreased 5.7% to $43.1 million, compared to $45.7 million for the nine week period ended December 30, 2006. Comparable store sales decreased 5.9% compared to a 16.1% decrease last year.

Commenting on the announcement, Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said: “Our holiday sales results reflected a solid improvement in trend from the third quarter and the comparable prior year period and were consistent with our sales plan. We also achieved our inventory reduction goals and we believe we remain on track to report improvement in fourth quarter operating results.”

The Company also announced that it will be presenting at the Cowen & Company and ICR XChange investor conferences during January 2008. The Cowen & Company 6th Annual Consumer Conference presentation is scheduled for Tuesday, January 15, 2008 at 9:00 am Eastern Time at The Westin New York at Times Square. The 10th Annual ICR XChange Conference presentation is scheduled for Wednesday, January 16, 2008 at 1:05 pm Eastern Time at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. Peter Edison, Chairman and Chief Executive Officer, will host the presentations.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide under its Bakers and Wild Pair formats. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.